Exhibit 10.1

INTERACTIVE DATA CORPORATION

2000 LONG-TERM INCENTIVE PLAN

2007 Restricted Stock Unit Award Agreement

(Executive Level Grant)

This award agreement (the “Agreement”) represents an equity award grant made on July 17, 2007 (the “Grant Date”), by Interactive Data Corporation, a Delaware corporation (the “Company to                              (the “Participant”). This Agreement is subject to the provisions of the Company’s 2000 Long-Term Incentive Plan (the “Plan”), a copy of which is furnished to the Participant with this Agreement.

We collectively refer to the Plan, this Agreement and the International Supplement referred to in Section 11(i) as the “Plan Documents”. Capitalized terms appearing herein and not otherwise defined shall have the meanings ascribed to them in Section 3 of this Agreement or in the Plan, as applicable.

1.	Number of Restricted Stock Units Granted.

The Company hereby grants to the Participant, subject to the terms and conditions set forth in this Agreement and the Plan,                      Restricted Stock Units of the Company (the “Units”). Each Unit represents the right to receive one share of the Company’s Common Stock (“Stock”) under the terms and conditions set forth in the Plan and this Agreement. The Participant agrees that the Units shall be subject to the restrictions on transfer set forth in Section 5 of this Agreement.

2.	Vesting.

(a)	Vesting Schedule. The Units will vest (becoming “Vested Units”) on the earliest of the following dates (the “Vesting Dates”):

(i)	100% on July 17, 2010, the third anniversary of the Grant Date;

(ii)	100% on the date of the Participant’s death;

(iii)	100% upon the Participant’s Job Elimination, provided that the Participant signs an agreement and release satisfactory to the Company;

(iv)	100% upon the termination of the Participant’s employment with the Company and its subsidiaries (the “Company Group”) within one (1) year following a Change in Control (x) by the Company Group for any reason other than for Cause or (y) by the Participant for Good Reason; or

(v)	100% immediately prior to a Change in Control if, in connection with the Change in Control, the Stock will no longer be listed on a recognized national securities exchange.

(b)	Continuous Relationship Required. Notwithstanding anything set forth in this Agreement, a Unit will not vest pursuant to Section 2(a) unless, on the applicable Vesting Date, the Participant is, and has been at all times since the Grant Date, a director, officer or employee of the Company Group.

(c)	Cancellation upon Termination of Employment for Cause. If the Participant’s employment or service with the Company is terminated for Cause, all Units (including all Vested Units that have not yet been settled pursuant to Section 6) will be automatically and immediately cancelled.

3.	Defined Terms. For purposes of this Agreement the following terms shall have the meanings ascribed below.

(a)	Cause. “Cause” shall mean (i) the Participant’s material breach of any term of any agreement with the Company Group, including without limitation any violation of any confidentiality and/or non-competition agreements; (ii) the Participant’s conviction for any act of fraud, theft, criminal dishonesty, or any felony; (iii) the Participant’s engagement in illegal conduct, gross misconduct, or act involving moral turpitude which is materially and demonstrably injurious to the Company Group; or (iv) the Participant’s willful failure (other than any such failure resulting from incapacity due to physical or mental illness), which failure is not cured within 30 days of written notice to the Participant from the Company Group, to perform his or her reasonably assigned material responsibilities to the Company Group. For purposes of (iv), no act or failure to act by the Participant shall be considered “willful” unless it is done, or omitted to be done, in bad faith and without reasonable belief that the Participant’s action or omission was in the best interests of the Company Group.

(b)	Change in Control. “Change in Control” shall mean the occurrence of any of the following events at any time after the Grant Date:

(i)	The acquisition by any individual, entity or group (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or any successor provisions thereto) of beneficial ownership (as defined in Rule 13d-3 of the Exchange Act or any successor provision thereto), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding voting securities; provided, however, that for purposes of this subsection (i), the following acquisitions shall be disregarded: (x) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (y) any acquisition by a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of Stock of the Company, or (z) any acquisition by Pearson plc or any of its subsidiaries (“Pearson”);

(ii)	The consummation of a merger, consolidation, or reorganization of the Company with or involving any other entity or the sale or other disposition of all or substantially all of the Company’s assets (any of these events being a “Business Combination”), unless, immediately following such Business Combination, at least one of the following conditions is satisfied:

(x)	all or substantially all of the individuals and entities who were the beneficial owners of the outstanding voting securities of the Company immediately prior such Business Combination beneficially own, directly or indirectly, at least 50% of the combined voting power of the voting securities of the resulting or acquiring entity in such Business Combination (which shall include, without limitation, a corporation which as a result of such Business Combination owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring entity is referred to herein as the “Surviving Entity”) in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such Business Combination, or

(y)	Pearson beneficially owns, directly or indirectly, 50% or more of the combined voting power of the then-outstanding voting securities of the Surviving Entity; or

(iii)	The stockholders of the Company approve a plan of complete liquidation of the Company.

Notwithstanding the foregoing, a Change in Control will not be deemed to have occurred with respect to the Participant if the Participant is part of a purchasing group that consummates the Change in Control transaction. The Participant shall be deemed “part of a purchasing group” for purposes of the preceding sentence if the Participant is either directly or indirectly an equity participant in the purchasing group (except for (A) passive ownership of less than 3% of the stock of the purchasing group, or (B) ownership of equity participating in the purchasing group which is otherwise not significant, as determined prior to the Change in Control by the Committee).

(c)	Good Reason. “Good Reason” shall mean any (i) material diminution in the Participant’s, authority, duties, or responsibilities or (ii) diminution in the Participant’s annual base cash compensation of more than 10%; provided, however, that the Participant must notify the Company of the existence of a condition set forth in (i) or (ii) within ninety (90) days following the initial existence of the condition and following receipt of such notice, the Company shall have thirty (30) days to cure such condition.

(d)	Job Elimination. “Job Elimination” shall mean termination of the Participant’s employment with the Company Group as a result of a reduction in force, job elimination, redundancy or similar event pursuant to which the Participant is eligible for benefits under the Company Group’s severance policy, program or practice applicable to the Participant.

4.	Shareholder Rights; Dividend Equivalent Rights.

The Participant shall have no rights as a shareholder of the Company with respect to the Units prior to settlement in accordance with Section 6. With respect to declared dividends, if any, with record dates that occur prior to the settlement of any Units, the Participant will be credited with additional Units having a value equal to that which the Participant would have been entitled if the Participant’s unsettled Units had been actual shares of Stock, based on the Fair Market Value of a share of Stock on the applicable dividend payment date rounded down to the nearest whole Unit. Any such additional Units shall be considered Units under this Agreement and shall also be credited with additional Units to the extent dividends, if any, are declared, and shall be subject to all of the terms and conditions of the Plan Documents. Upon cancellation of the underlying Units, all additional Units credited as dividend equivalents pursuant to this Section 4 shall also be cancelled.

5.	Restrictions on Transfer.

The Participant shall not, whether voluntarily or involuntarily, sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise, (collectively “transfer”) any Units, or any interest therein, except as provided in the Plan or by will or the laws of descent and distribution. Any transfer of the Participant’s Units made, or any attachment, execution, garnishment, or lien issued against or placed upon Units, other than as so permitted, shall be void.

6.	Settlement of Units.

(a)	Scheduled Settlement Date. Subject to Sections 6(b), (c) and (d) below, each Vested Unit will be settled by the delivery of one (1) share of Stock to the Participant (or in the event of the Participant’s death, to the Participant’s estate or designated beneficiary) within ninety (90) days following July 17, 2010, or as soon as is administratively practicable thereafter, but in no event later than March 15, 2011.

(b)	Automatic Settlement of Vested Units upon a Termination of Employment. Subject to Section 6(d), upon a termination of the Participant’s employment with the Company Group for any reason other than Cause, each Vested Unit that has not yet been settled pursuant to Sections 6(a) or (c) will be settled by delivery of one (1) share of Stock to the Participant (or in the event of the Participant’s death, to the Participant’s estate or designated beneficiary) within 90 days following the Participant’s date of termination, or as soon as is administratively practicable thereafter; provided, however, that in no event shall settlement occur later than March 15th of the year immediately following the year in which the Participant’s employment with the Company Group terminates.

(c)	Automatic Settlement of Vested Units Upon a Cessation of Public Trading following a Change in Control. If, in connection with a Change in Control the Stock will no longer be listed on a recognized national securities exchange, each Vested Unit will automatically be settled by delivery of one (1) share of Stock to the Participant (or in the event of the Participant’s death, to the Participant’s estate or designated beneficiary) within 90 days following the date on which the Stock ceases to be listed, or as soon as is administratively practicable thereafter; provided, however, that in no event shall settlement occur later than March 15th of the year immediately following the year in which the Stock ceases to be listed.

(d)	Specified Employees. Notwithstanding any provision of the Plan Documents to the contrary, if, upon the Participant’s termination of employment with the Company Group for any reason, the Company determines the Participant is a “specified employee” for purposes of Section 409A of the Code and the regulations and guidance promulgated thereunder (“Section 409A”) the Units may not be settled before the earlier of (i) the first business day following the date which is six (6) months after the Participant’s termination of employment for any reason other than death or (ii) the date of the Participant’s death. The provisions of this Section 6(c) shall only apply if required to comply with Section 409A.

(e)	Separation of Service. To the extent the Units are deemed to be deferred compensation for purposes of Section 409A, the Participant will not be deemed to have a termination of employment for purposes of this Section 6 unless such termination also constitutes a “separation of service” as such term is defined under Section 409A.

7.	Withholding Taxes.

The Company shall be entitled to require the Participant, prior to delivery of any shares of Stock, to remit to the Company an amount sufficient to satisfy any U.S. federal, state, local and/or foreign income tax, social tax or other applicable payroll tax withholding requirements. The Company shall also have the right to deduct from all cash, securities and other consideration payable to the Participant in connection with the Units, any applicable taxes or other amounts required to be withheld with respect to the Units. The Company may, in its sole discretion, permit the Participant to satisfy, in whole or in part, any withholding obligations by directing the Company to (a) withhold shares of Stock that would otherwise be received in connection with the settlement of the Units or (b) to repurchase shares of Stock that were issued to such individual in accordance with all applicable laws, rules and regulations and in accordance with such terms and conditions as the Company may establish from time to time. Notwithstanding anything herein to the contrary, the Participant’s satisfaction of any such tax withholding requirements shall be a condition precedent to the Company’s obligation as may otherwise be provided hereunder to provide Stock to the Participant. In no event shall the Company withhold taxes in excess of the amount required by applicable laws, rules and regulations.

By accepting the Units, the Participant acknowledges and agrees that he/she has reviewed with his/her own tax advisors the federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s own tax liability that may arise as a result of the transactions contemplated by this Agreement.

8.	No Entitlements

(a) No Effect on Compensation. The Units are discretionary awards. The Plan Documents do not confer on the Participant any right or entitlement to receive compensation or bonus in any specific amount for any future fiscal year, and do not diminish in any way the Company Group’s discretion to determine the amount, if any, of the Participant’s compensation and bonus. The Units do not constitute salary, wages, ordinary compensation, recurrent compensation or contractual compensation for the year of grant or any later year and shall not be included in, nor have any effect on, the determination of employment-related rights or benefits under law or any employee benefit plan or similar arrangement provided by the Company Group (including, without limitation, severance and pension benefits), unless otherwise specifically provided for under the terms of such plan or arrangement or by the Company.

(b) No Right to Future Awards. The Participant’s award of Units is discretionary. Neither the Plan Documents nor the grant of the Units or any other awards confers on the Participant any right or entitlement to receive another award under the Plan at any time in the future or with respect to any future period.

(c) No Right to Continued Employment. The Plan Documents do not constitute an employment agreement and nothing in the Plan Documents shall modify the terms of the Participant’s employment, including, without limitation, the Participant’s status as an “at will” employee of the Company Group, if applicable. None of the Plan Documents, the grant of Units, nor any action taken or omitted to be taken under the Plan Documents shall be deemed to create or confer on the Participant any right to be retained in the employ of the Company Group, or to interfere with or to limit in any way the right of the Company Group to terminate the Participant’s employment at any time (including, without limitation, prior to vesting or settlement).

(d) Effects of an Employment Contract; Waiver. The Units are awarded by virtue of the Participant’s employment with, and services performed for, the appropriate entities within the Company Group. The existence of a contract of employment between the Participant and any entity within the Company Group will not confer upon the Participant any right or entitlement to participate in the Plan or to receive awards thereunder, or any expectation that the Participant might participate in the Plan or receive additional Plan awards in the future. Whether or not the Participant has a contract of employment with any entity within the Company Group, the Participant’s rights and obligations under the terms of the Participant’s office or employment shall not be affected by the Participant’s participation in the Plan. Subject to the terms of any applicable employment agreement, the Company Group reserves the right, in its sole discretion, to change the terms and conditions of the Participant’s employment including the division, subsidiary or department in which the Participant is employed. By accepting the Units, the Participant waives any and all rights to compensation or damages in consequence of the termination of the Participant’s office or employment for any reason whatsoever insofar as those rights arise or may arise from the Participant’s ceasing to have rights under, or be entitled to receive payment in respect of, the Units as a result of such termination, or from the loss or diminution in value of such rights or entitlements. This waiver applies whether or not such termination amounts to wrongful discharge or unfair dismissal.

9. No Advice. Nothing in the Plan Documents should be construed as providing the Participant with financial, tax, legal or other advice with respect to the Units or the receipt of Stock in connection therewith. The Company Group recommends that the Participant consult with his/her’s financial, tax, legal and other advisors to provide advice in connection with the Units.

10. Securities Law Compliance. No shares of Stock shall be issued or transferred under this Agreement unless the Company determines that such issue or transfer is in compliance with all applicable federal, state, local and/or foreign securities laws and regulations and to such approvals by any governmental agencies or national securities exchanges that the Company determines are advisable.

11.	Miscellaneous.

(a)	Restriction on Sale. Sale of Stock delivered in connection with settlement of Units may be restricted by the Company’s Anti-Insider Trading Policy and/or Equity Interest Policy and any additional or replacement programs.

(b)	Data Protection. To the extent reasonably necessary to administer the Plan and the rights attached to the Units, by accepting the Units: (i) the Participant acknowledges that the Company may process personal data about the Participant, including, but not limited to (x) information concerning this Agreement or the Units and any changes thereto, (y) other personal and financial data about the Participant, and (z) information about the Participant’s participation in the Plan and shares of Stock acquired under the Plan from time to time; and (ii) the Participant gives explicit consent to the Company to (A) process any such personal data, and (B) transfer any such personal data outside the country in which the Participant lives, works or is employed, including, without limitation, to the Company and any of its subsidiaries and agents (including the outside stock plan administrator selected by the Company from time to time, the Company’s legal and accounting advisors and any other person the Company may deem appropriate in its administration of the Plan) some of which are situated outside the Participant’s country, including the United States, and may not offer as high a level of protection for personal information as the Participant’s country. The Participant has the right to access and correct personal data by contacting a local Human Resources Representative. The personal information will remain strictly confidential and will only be kept on file during the duration of the Plan. The transfer of the information outlined here is important to the administration of the Plan and failure to consent to the transmission of such information may limit or prohibit the Participant from participating in the Plan.

(c)	Severability. The invalidity or unenforceability of any provision of the Plan Documents shall not affect the validity or enforceability of any other provision of the Plan Documents, and each other provision of the Plan Documents shall be severable and enforceable to the extent permitted by law.

(d)	Waiver. Any provision for the benefit of the Company Group contained in this Agreement may be waived, either generally or in any particular instance, by the Company.

(e)	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and the Participant and their respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the restrictions on transfer set forth in Section 5 of this Agreement.

(f)	Notice. All notices required or permitted hereunder shall be in writing and deemed effectively given upon personal delivery or five days after deposit in the United States Post Office, by registered or certified mail, postage prepaid. Notice to the Company shall be delivered to Interactive Data Corporation, 32 Crosby Drive, Bedford, Massachusetts 01730, Attention: General Counsel, and to the Participant at the address that the Participant has most recently provided to the Company; provided, however, that the Company may provide notices to the Participant by Company e-mail to the Participant’s Company e-mail address.

(g)	Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(h)	Entire Agreement. The Plan Documents constitute the entire agreement between the parties, and supersede all prior agreements and understandings, relating to the subject matter of this Agreement.

(i)	International Supplement. If the Participant is employed outside of the United States, he/she will also receive an “International Supplement” that contains supplemental terms and conditions with respect to the Units depending on the country in which the Participant is employed. This Agreement should be read in conjunction with the International Supplement, if applicable, in order for the Participant to understand the terms and conditions applicable to the Units. In the event of any conflict or inconsistency between the International Supplement and this Agreement, the International Supplement shall govern and this Agreement shall be interpreted to minimize or eliminate any such conflict or inconsistency. We collectively refer to the Plan, this Agreement and the International Supplement as the “Plan Documents”.

(j)

Access to Plan/Incorporation by Reference. By accepting the Units the Participant hereby acknowledges that he/she has access to a copy of the Plan (in written or electronic form) as presently in effect and represents that he/she is familiar with its terms and provisions. The text and all of the terms and provisions of the Plan, as amended from time to time, are incorporated herein by reference, and this Agreement is subject to such terms and provisions in all respects. In the event of any conflict or inconsistency between the Plan and this Agreement or the International Supplement, the Plan shall govern and this Agreement or the International Supplement, as applicable, shall be interpreted to minimize or eliminate any such conflict or inconsistency. The Participant further acknowledges that the Units will be subject to any rules or regulations with respect to the administration of the Plan as may be adopted by the Company.

(k)	Amendment. The Participant understands and accepts that the benefits granted under the Plan Documents are entirely at the discretion of the Company and that the Company retains the right to amend, modify or terminate the Plan Documents at any time, in its sole discretion and without notice; provided, however, that no such termination, amendment or modification of the Plan Documents may in any way adversely affect the Participant’s rights with respect to the Units without the Participant’s consent. Notwithstanding any provision set forth in the Plan Documents and subject to all applicable laws, rules and regulations, the Company shall have the power to: (i) without the Participant’s consent, alter or amend the terms and conditions of the Units in any manner that the Company considers necessary or advisable, in its sole discretion, to comply with, or take into account changes in, or interpretations of, applicable tax laws, securities laws, employment laws, accounting rules and other applicable laws, rules or regulations or (ii) to ensure that the Units are not subject to federal, state, local or foreign taxes prior to settlement. Any alteration or amendment of the terms of the Units by the Company shall, upon adoption, become and be binding on all persons affected thereby without requirement for consent or other action with respect thereto by any such person. The Company shall give written notice to the Participant of any such alteration or amendment as promptly as practicable after the adoption thereof.

(l)	Section 409A. Payments contemplated with respect to the Units are intended to comply with the short-term deferral exemption under Section 409A. Notwithstanding any contrary provision in the Plan Documents, if any provision of the Plan Documents contravenes any regulations or guidance promulgated under Section 409A or could cause the Units to be subject to additional taxes, accelerated taxation, interest or penalties under Section 409A, the Company may, in its sole discretion and without the Participant’s consent, modify the Plan Documents: (i) to comply with, or avoid being subject to, Section 409A, or to avoid the imposition of any taxes, accelerated taxation, interest or penalties under Section 409A, and (ii) to maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Section 409A. This Section 11(l) does not create an obligation on the part of the Company to modify the Plan Documents and does not guarantee that the Units will not be subject to interest or penalties under Section 409A.

(m)	Governing Law; Forum Selection. This Agreement and the Units will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or stock exchanges as may be required. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to any applicable conflicts or choice of law, rule or principle that might otherwise refer the interpretation of the award to the substantive law of another jurisdiction. By accepting the Units, the Participant hereby consents to and agrees to submit to, exclusive jurisdiction in the courts of the State of Delaware with respect to disputes arising out of the Units or the Plan Documents.

INTERACTIVE DATA CORPORATION

Stuart J. Clark

President and Chief Executive Officer

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